SECOND AMENDMENT

SECOND AMENDMENT, dated July 24, 2007, between Verticalnet, Inc., a Pennsylvania corporation (the “Company”) and Nathanael Lentz (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee previously entered into an employment agreement, dated December 23, 2002, as amended on March 16, 2006 (the “Employment Agreement”), that sets forth the terms and conditions of Employee’s employment with the Company;

WHEREAS, On June 1, 2007, the Company entered into that certain Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”), whereby the Company sold certain Class B Preferred Stock to the Investors;

WHEREAS, as a condition to entering into the Purchase Agreement, the Investors have requested that the Employee and the Company agree to amend the Employment Agreement to provide (i) that the Employee’s salary shall be reduced to $300,000 and (ii) that the Employment Agreement shall have a term of two years from the closing of the Series B preferred stock financing, pursuant to the Purchase Agreement;

WHEREAS, Section 15 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written amendment between the Employee and the Company; and

WHEREAS, the Employee and the Compensation Committee of the Board of Directors have agreed to such an amendment.

NOW, THEREFORE, the Company and the Employee hereby agree that the Employment Agreement shall be amended as follows:

1. Section 3 of the Employment Agreement is hereby amended by adding a new paragraph to the end thereof to read as follows:

“Notwithstanding anything in this Employment Agreement to the contrary, effective July 1, 2007, the Employment Term shall extend to June 1, 2009. The Agreement shall renew for a one-year renewal term thereafter, unless either the Employee or the Company gives the other party written notice of nonrenewal within 180 days prior to the end of Employment Term.”

2. Section 4 of the Employment Agreement is hereby amended in is entirety to read as follows:

“(1) The Employee’s annual salary (the “Salary”) is payable in installments when the Company customarily pays its officers (but no less often than twice per month). Effective as of July 1, 2007, the Salary shall be $300,000. For purposes of Sections 5 and 11(1) of this Agreement, the Employee’s Salary shall be deemed to be the greater of $380,000 or the Employee’s then current Salary.

(2) Upon the closing of a Subsequent Financing (as defined in that certain Stock and Warrant Purchase Agreement dated June 1, 2007 (the “Purchase Agreement”) by and among the Company and certain investors), the Salary shall be $380,000.

(3) Upon the closing of a Subsequent Financing (defined in the Purchase Agreement) or a Change of Control of the Company (as defined herein), the Company shall pay the Employee the difference between (i) the portion of the Salary received by the Employee during the period between July 1, 2007 and the closing of a Subsequent Financing or a Change of Control of the Company, and (ii) the portion of Salary the Employee would have received if the Salary had been $380,000 during such period.

(4) Subject to Section 4(1) above, the Board or the Compensation Committee may review the Salary at any time, in its discretion, but not less frequently than once a year.”

3. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and the Employee agree to the terms of the foregoing Amendment, effective as of the date first written above.

VERTICALNET, INC.

By: /s/ Christopher G. Kuhn

Its: Vice President and General Counsel	/s/Nathanael V. Lentz

Employee
July 24, 2007	July 24, 2007

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